Exhibit 99.1

CONTACT:

PetSmart Investor Relations

(623) 587-2025

PetSmart Reports Results for the First Quarter 2012

Q1 Earnings up 39% to $0.85 per Share; Comp Sales of 7.4%; Total Sales up 9.4%; Comp Transactions up 3.3%

PHOENIX, AZ—(May 22, 2012) - PetSmart, Inc. (NASDAQ: PETM) today reported earnings of $0.85 per share, up 39% compared to $0.61 per share in the first quarter of 2011. Net income totaled $95 million in the first quarter of 2012, compared to $71 million in the first quarter of 2011.

Total sales for the first quarter of 2012 increased 9.4% to $1.6 billion. The increase in net sales was partially impacted by $2 million in unfavorable foreign currency fluctuations. Comparable store sales, or sales in stores open at least a year, grew 7.4%, benefitting from comparable transactions growth of 3.3%. Services sales, which are included in total sales, grew 8.3% to $181 million.

During the first quarter, the company generated $150 million in operating cash flow, spent $36 million in capital expenditures, distributed $15 million in dividends, and repurchased $175 million of PetSmart stock. The company ended the quarter with $341 million in cash, cash equivalents and restricted cash and zero borrowings on its credit facility.

“We are pleased to report another quarter of solid earnings growth,” said Bob Moran, Chairman and Chief Executive Officer. “Our performance in the first quarter was due to strength across all three merchandising categories, as well as services, further solidifying our position as a leading pet specialty retailer.”

“As a reminder, 2012 contains a 53rd week. For all of 2012, we anticipate comparable store sales growth in the mid-single digit range, and total sales growth in the 9% to 10% range. We are raising our earnings per share guidance from a previous range of $3.02 to $3.16, to our current expectations of $3.19 to $3.31. The impact of the extra week is estimated to be $120 million in sales and $0.16 in EPS,” said Chip Molloy, Executive Vice President and Chief Financial Officer. “For the second quarter of 2012, we are expecting comparable store sales growth in the mid-single digit range, and earnings per share between $0.61 to $0.65.”

Conference call information

PetSmart management has scheduled a teleconference for 4:30 p.m. EDT on May 22, 2012 to discuss results for the first quarter 2012. This teleconference will be webcast live for all investors at www.petm.com or www.streetevents.com. The webcast will be available until the company announces results for the second quarter of 2012. In addition, you can listen to the call live by dialing 866-847-7863 (within the United States and Canada) or 703-639-1429 (for international callers), code 1578602.

A phone replay will be available through June 22, 2012, 11:59 p.m. EDT, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1578602.

About PetSmart

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company employs approximately 50,000 associates and operates more than 1,241 pet stores in the United States, Canada and Puerto Rico, over 194 in-store PetSmart® PetsHotel® dog and cat boarding facilities and is a leading online provider of pet supplies and pet care information (http://www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day Camp SM day care services and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization and the largest funder of animal welfare efforts in North America, has provided more than $165 million in grants and programs benefiting animal welfare organizations. Through its in-store pet adoption partnership with PetSmart Charities®, PetSmart has helped save the lives of nearly 5 million pets.

Forward-looking statements

This news release contains forward-looking statements concerning our expectations for future performance, including the statements comprising our 2012 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in general economic conditions; conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events; our ability to compete effectively; disruption of our supply chain; our ability to effectively manage our growth and operations; changes in our cost structure; and changes in the legal or regulatory environment. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. For additional information on these and other factors that arise when investing in PetSmart, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

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PetSmart, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share and store data)

(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	April 29, 2012	% of Sales	May 1, 2011	% of Sales
Merchandise sales	$1,439,559	88.3%	$1,314,349	88.2%
Services sales	181,014	11.1%	167,096	11.2%
Other revenue	9,320	0.6%	8,921	0.6%

Net sales	1,629,893	100.0%	1,490,366	100.0%

Cost of merchandise sales	994,508	61.0%	919,476	61.7%
Cost of services sales	128,691	7.9%	120,554	8.1%
Cost of other revenue	9,320	0.6%	8,921	0.6%

Total cost of sales	1,132,519	69.5%	1,048,951	70.4%

Gross profit	497,374	30.5%	441,415	29.6%

Operating, general and administrative expenses	343,023	21.0%	319,732	21.5%

Operating income	154,351	9.5%	121,683	8.2%

Interest expense, net	(14,129)	-0.9%	(14,447)	-1.0%

Income before income tax expense and equity in income from Banfield	140,222	8.6%	107,236	7.2%

Income tax expense	(48,172)	-3.0%	(38,906)	-2.6%
Equity in income from Banfield	2,633	0.2%	2,575	0.2%

Net income	$94,683	5.8%	$70,905	4.8%

Earnings per common share:
Basic	$0.87		$0.62

Diluted	$0.85		$0.61

Weighted average shares outstanding:
Basic	108,930		113,541
Diluted	111,030		115,699
Stores open at beginning of each period	1,232		1,187
Stores opened during each period	14		5
Stores closed during each period	(5)		—

Stores open at end of each period	1,241		1,192

PetSmart, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	April 29, 2012	January 29, 2012	May 1, 2011
Assets
Cash and cash equivalents	$268,928	$342,892	$228,097
Short-term investments	22,276	20,311	9,761
Restricted cash	71,929	70,189	61,439
Receivables, net	57,346	53,899	52,802
Merchandise inventories	682,896	644,864	635,354
Deferred income taxes	51,381	51,381	44,999
Prepaid expenses and other current assets	81,716	80,352	72,286

Total current assets	1,236,472	1,263,888	1,104,738

Property and equipment, net	1,035,759	1,067,028	1,100,910
Equity investment in Banfield	26,597	37,824	29,473
Deferred income taxes	79,798	93,485	91,260
Goodwill	44,738	44,084	45,597
Other noncurrent assets	43,036	37,775	36,802

Total assets	$2,466,400	$2,544,084	$2,408,780

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$246,612	$199,177	$154,435
Accrued payroll, bonus and employee benefits	126,195	158,079	114,608
Accrued occupancy expenses and deferred rents	69,456	68,584	60,349
Current maturities of capital lease obligations	55,920	54,219	47,176
Other current liabilities	177,511	201,247	168,690

Total current liabilities	675,694	681,306	545,258

Capital lease obligations	496,004	505,273	515,139
Deferred rents	79,582	81,403	84,704
Other noncurrent liabilities	115,644	122,273	119,693

Total liabilities	1,366,924	1,390,255	1,264,794

Stockholders’ Equity:
Preferred stock; $.0001 par value	—	—	—
Common stock; $.0001 par value	17	16	16
Additional paid-in capital	1,352,889	1,312,996	1,238,604
Retained earnings	1,586,499	1,507,054	1,334,534
Accumulated other comprehensive income	6,706	5,490	8,154
Less: Treasury stock	(1,846,635)	(1,671,727)	(1,437,322)

Total stockholders’ equity	1,099,476	1,153,829	1,143,986

Total liabilities and stockholders’ equity	$2,466,400	$2,544,084	$2,408,780